Exhibit 99.1

Corporate News Release	Celanese Corporation Investor Relations 1601 West LBJ Freeway Dallas, Texas 75234-6034
Celanese Corporation Reports Record Fourth Quarter and Full Year Results; Raises Outlook for 2008
     Fourth quarter highlights:
•	Net sales increased 23% to $1,760 million from prior year

•	Operating profit more than doubled to $324 million

•	Net earnings increased to $214 million from $77 million in prior year

•	Operating EBITDA increased 30% to $349 million

•	Diluted EPS increased to $1.27 from $0.45 in prior year

•	Adjusted EPS increased to $0.93 from $0.61 in prior year

•	2008 adjusted earnings per share outlook raised to between $3.40 and $3.70 from previous guidance of between $3.35 and $3.65
     Full year highlights:
•	Net sales increased 12% to $6,444 million from prior year

•	Operating profit increased 21% to $748 million

•	Adjusted EPS increased to $3.42 from $2.62

•	Operating EBITDA increased 16% to $1,325 million

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions, except per share data)	2007	2006	2007	2006

Net sales	1,760	1,430	6,444	5,778
Operating profit	324	140	748	620
Net earnings	214	77	426	406
Operating EBITDA [1]	349	269	1,325	1,144
Diluted EPS — continuing operations	$1.23	$0.18	$1.96	$1.74
Diluted EPS — Total	$1.27	$0.45	$2.49	$2.36
Adjusted EPS [1]	$0.93	$0.61	$3.42	$2.62

[1]	Non-U.S. GAAP measures. See reconciliation in tables 1 and 6.
Dallas, February 5, 2008: Celanese Corporation (NYSE: CE) today reported record net sales of $1,760 million, a 23 percent increase from the prior year. Higher pricing on continued strong global demand for Acetyl Intermediates products, positive currency impacts, growth in Asia supported by the company’s new acetic acid unit in Nanjing, China, and sales from the acquired Acetate Products Limited (APL) business drove the increase. Operating profit increased to $324 million from $140 million in the prior year period and included a total of $93 million of certain other adjustments. These adjustments include a $34 million gain on the sale of the company’s facility in Edmonton, Canada, a $31 million gain on resolution of commercial disputes with a vendor, and a $40 million net gain from a partial insurance recovery related to the outage at the company’s Clear Lake, Texas, facility. Excluding the adjustments, the increase in operating profit was driven primarily by expanded margins in Acetyl Intermediates and Industrial Specialties, as well as profitable growth from the Nanjing, China, facility. Net earnings were $214 million compared with $77 million in the prior year period.

Adjusted earnings per share for the fourth quarter were $0.93 compared with $0.61 in the same period last year. The tax rate used for adjusted earnings per share was 28 percent and 25 percent for the fourth quarters of 2007 and 2006, respectively. Operating EBITDA was $349 million in the quarter versus $269 million in the prior year period. Fourth quarter 2007 adjusted earnings per share and operating EBITDA, which exclude the $93 million of other adjustments, reflect record performance for the company.
“Celanese’s integrated business model continued to deliver high quality earnings,” said David Weidman, chairman and chief executive officer. “Our global presence and continued execution of our focused growth strategy drove excellent results in the quarter.”
Full Year 2007 Results
Net sales for 2007 were $6,444 million, a 12 percent increase from 2006, primarily driven by overall higher pricing on continued strong demand, positive currency effects and additional sales from the APL business. Operating profit was $748 million compared with $620 million in the same period last year. Excluding the one-time adjustments in both periods, the underlying increase is driven by growth across all businesses and lower selling, general and administrative expenses related to the company’s operational excellence initiatives. Operating EBITDA for the full year 2007 was $1,325 million compared with $1,144 million in the same period last year. Adjusted earnings per share were $3.42 versus $2.62 in 2006.
Recent Highlights
•	Reached a definitive agreement with Southwest Research and Design Institute of Chemical Industry, based in China, that will accelerate the company’s research and development efforts in acetyl products.

•	Entered into a long-term supply agreement to secure availability of carbon monoxide (CO) to increase reliability of supply and support future expansion of acetic acid capacity at the company’s Nanjing, China, complex.

•	Began commercial sales from the emulsions unit at the company’s fully integrated chemical complex in Nanjing.

•	Consistent with its growth strategy in China for Advanced Engineered Materials, commissioned startup of its Celstran® long fiber-reinforced thermoplastic (LFRT) unit in Nanjing, China. Also announced plans to add a polymer compounding unit to the Nanjing complex.

•	Raised 2010 strategic growth objectives by $50 million to between $350 million and $400 million in additional operating EBITDA from its 2006 baseline.

•	Upgraded by Standard & Poor’s with a positive outlook and corporate credit rating of ‘BB’ from ‘BB-.’ The global credit rating agency also raised the company’s senior secured bank loan rating from ‘BB’ to ‘BB+’ and affirmed its ‘2’ recovery rating.
Fourth Quarter Segment Overview
Advanced Engineered Materials
New product applications and strong demand in Europe and the Americas drove continued growth in Advanced Engineered Materials. The businesses, however, experienced ongoing margin pressure due to high raw material and energy costs. Net sales increased to $253 million from $224 million in the same period last year on higher volumes and positive currency impacts. Operating profit increased to $30 million from $29 million as the volume growth was offset by higher raw material and energy costs and overall lower pricing due to product and application mix. Operating profit includes approximately $10 million in other adjustments, primarily related to an insurance settlement in the period. Operating EBITDA, which excludes the adjustments, decreased to $45 million from $58 million in the prior year period, primarily driven by lower overall earnings from equity affiliates.
Consumer Specialties
Consumer Specialties realized benefits from its European growth initiative as sales and earnings significantly increased from the prior year. Net sales increased to $279 million from $224 million in the same period last year, primarily driven by $62 million of additional net sales from the APL business during the quarter. Higher pricing, driven by continued strong demand, also contributed to the increased sales. The increase was partially offset by lower volumes associated with the company’s strategy to shift flake production to its China ventures. Operating profit increased to $69 million from $41 million in the prior year period and included $27 million of non-recurring benefits, principally from the sale of the Edmonton, Canada, facility and the partial insurance recovery. Incremental operating profit from the APL acquisition, positive impacts from the Acetate Products revitalization, and overall higher pricing on continued strong demand offset higher raw material and energy costs in the period. Operating EBITDA increased to $57 million compared with $53 million in the same period last year. The Nutrinova business continued to deliver stable earnings in the period.
Industrial Specialties
With strong performance and leading global positions, Industrial Specialties delivered improved results in the quarter. Net sales increased to $331 million compared with $309 million in the prior year period. The increase, primarily driven by higher pricing on continued strong demand and positive currency impacts, was partially offset by lower volumes resulting from the residual impact of the company’s unplanned acetic acid outage at its Clear Lake, Texas, facility. Operating profit was $26 million, a $17 million increase from the prior year period, and operating EBITDA was $41 million compared with $25 million in 2006.
Acetyl Intermediates
Acetyl Intermediates’ growth in Asia and continued favorable dynamics drove record performance in the quarter. Net sales were $1,083 million compared with $831 million in the prior year period. The increase is attributed to higher pricing resulting from continued strong demand and industry production outages, increased volumes and positive currency impacts in the period. Increased volumes were primarily driven by production from the company’s new acetic acid unit in Nanjing, China. Operating profit was $276 million compared with $107 million in the same period last year, driven by the higher pricing and increased volumes. Results also included approximately $97 million of one-time gains primarily associated with a resolution of commercial disputes with a vendor, the partial insurance recovery and the sale of the company’s Edmonton, Canada, facility. Operating EBITDA, which excludes the one-time gains, increased to $231 million from $169 million in the same period last year, driven by the higher operating profit and higher dividend income from the company’s Ibn Sina cost affiliate.
Taxes
The tax rate for adjusted earnings per share was 28 percent in the fourth quarter of 2007 compared with 25 percent for the fourth quarter of 2006. The U.S. GAAP effective tax rate for continuing operations for 2007 was

25 percent versus 42 percent in 2006. The U.S. GAAP rate for 2007 is lower primarily due to increased earnings in tax jurisdictions with reduced tax rates and the favorable impact from the recent German tax rate reduction. These benefits are partially offset by the accounting treatment for the recent tax law change in Mexico in the fourth quarter of 2007. Cash taxes for 2007 were $191 million compared with $101 million in 2006, primarily as a result of the timing of cash taxes in Germany. The new tax laws in Mexico are not expected to materially impact cash taxes in future periods.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, totaled $40 million in the fourth quarter and were flat compared with 2006 results. Higher dividends received from the company’s Ibn Sina cost affiliate offset lower earnings in the Advanced Engineered Materials equity affiliates. Equity and cost investment dividends, which are included in operating cash flow, were $26 million compared with $73 million in the prior year period, primarily due to a special dividend from the company’s Polyplastics equity affiliate received in the fourth quarter of 2006.
Cash Flow
For the full year 2007, the company generated approximately $566 million in cash flow from operations compared with $751 million in 2006. Excluding adjustments to operating cash for discontinued operations in both periods, cash flow from operations was $650 million and $741 million for 2007 and 2006, respectively. Through the end of the fourth quarter 2007, the company paid $191 million in cash taxes, a $90 million increase from the same period in 2006.
“Our strong operational cash generation in 2007 provides a solid platform for future growth and delivering shareholder value,” said Steven Sterin, senior vice president and chief financial officer. “In 2008, we expect adjusted free cash flow of between $500 million and $550 million, driven by strong earnings and lower cash taxes.”
Cash and cash equivalents at the end of the fourth quarter were $825 million, a $34 million increase from the end of 2006 and a $294 million increase from the end of the third quarter of 2007. During the fourth quarter of 2007, the company received $31 million from resolution of commercial disputes with a vendor, cash proceeds of $33 million from the sale of the Edmonton, Canada, facility and a $33 million net insurance recovery progress payment related to the unplanned outage at its Clear Lake, Texas, facility. Net debt at the end of the fourth quarter was $2,731 million, a slight increase from $2,707 million at the end of 2006.
Outlook
Based on continued strength in its global markets and progress in executing its strategic growth plans, the company raised its full year 2008 outlook for adjusted earnings per share to between $3.40 and $3.70 from its previous guidance range of between $3.35 and $3.65. The company’s guidance is based on a tax rate of 26 percent and a year-end weighted average of 169 million diluted shares outstanding. The company also raised its guidance range for operating EBITDA to between $1,290 million and $1,360 million from its previous guidance range of between $1,280 million and $1,350 million.

“With our resilient portfolio, geographic reach, and diversified end market exposure, Celanese is well positioned to mitigate the impacts of an uncertain economic environment and deliver sustained earnings growth. In 2008, we expect to build on our track record of execution and drive improved performance across our business,” Weidman said.

Contacts:
Investor Relations	Media
Mark Oberle	Jeremy Neuhart
Phone: +1 972 443 4464	Phone: +1 972 443 3750
Telefax: +1 972 332 9373	Telefax: +1 972 443 8519
Email: Mark.Oberle@celanese.com	Jeremy.Neuhart@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.4 billion in 2007, with approximately 70% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,400 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects five performance measures, operating EBITDA, affiliate EBITDA, adjusted earnings per share, net debt and adjusted free cash flow, as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for affiliate EBITDA is equity in net earnings of affiliates; for adjusted earnings per share is earnings per common share-diluted; for net debt is total debt; and for adjusted free cash flow is cash flow from operations.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. We provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a GAAP financial measure because a forecast of Other Charges and Adjustments is not practical. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

•	Affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. Affiliate EBITDA, including Celanese Proportional Share of affiliate information on Table 8, is not a recognized term under U.S. GAAP and is not meant to be an alternative to operating cash flow of the equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider affiliate EBITDA when determining the equity investments’ overall value in the company.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	Net debt is defined as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	Adjusted free cash flow is defined as cash flow from operations less capital expenditures, other productive asset purchases, operating cash from discontinued operations and certain other charges. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s cash flow. Our management and credit analysts use adjusted free cash flow to evaluate the company’s liquidity and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations — Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions, except per share data)	2007	2006	2007	2006

Net sales	1,760	1,430	6,444	5,778
Cost of sales	(1,348)	(1,119)	(4,999)	(4,469)

Gross profit	412	311	1,445	1,309

Selling, general and administrative expenses	(145)	(134)	(516)	(536)
Amortization of Intangibles [1]	(19)	(17)	(72)	(66)
Research and development expenses	(19)	(17)	(73)	(65)
Other (charges) gains, net	60	2	(58)	(10)
Foreign exchange gain (loss), net	2	—	2	(3)
Gain (loss) on disposition of assets, net	33	(5)	20	(9)

Operating profit	324	140	748	620

Equity in net earnings of affiliates	17	23	82	76
Interest expense	(66)	(76)	(262)	(293)
Refinancing expenses	—	—	(256)	(1)
Interest income	10	11	44	37
Dividend income — cost investments	23	17	116	79
Other income (expense), net	5	10	(25)	8

Earnings from continuing operations before tax and minority interests	313	125	447	526

Income tax provision	(104)	(94)	(110)	(222)

Earnings from continuing operations before minority interests	209	31	337	304

Minority interests	(1)	(1)	(1)	(4)

Earnings from continuing operations	208	30	336	300

Earnings from discontinued operations:
Earnings from operation of discontinued operations	2	45	40	130
Gain on disposal of discontinued operations	5	1	52	5
Income tax benefit (provision)	(1)	1	(2)	(29)

Earnings from discontinued operations	6	47	90	106

Net earnings	214	77	426	406

Cumulative preferred stock dividend	(3)	(2)	(10)	(10)

Net earnings available to common shareholders	211	75	416	396

Earnings per common share — basic:
Continuing operations	$1.35	$0.18	$2.11	$1.83
Discontinued operations	0.04	0.29	0.58	0.67

Net earnings available to common shareholders	$1.39	$0.47	$2.69	$2.50

Earnings per common share — diluted:
Continuing operations	$1.23	$0.18	$1.96	$1.74
Discontinued operations	0.04	0.27	0.53	0.62

Net earnings available to common shareholders	$1.27	$0.45	$2.49	$2.36

Weighted average shares — basic	151.7	158.7	154.5	158.6
Weighted average shares — diluted	168.6	172.5	171.2	171.8

[1]	Customer related intangibles

Preliminary Consolidated Balance Sheets — Unaudited

	December 31,	December 31,
(in $ millions)	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	825	791
Restricted cash	—	46
Receivables:
Trade receivables — third party and affiliates, net	1,009	1,001
Other receivables	437	475
Inventories	636	653
Deferred income taxes	60	76
Other assets	86	69

Total current assets	3,053	3,111

Investments	814	763
Property, plant and equipment, net	2,362	2,155
Deferred income taxes	58	22
Other assets	518	506
Goodwill	866	875
Intangible assets, net	425	463

Total assets	8,096	7,895

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current installments of long-term debt — third party and affiliates	272	309
Trade payables — third parties and affiliates	818	830
Other current liabilities	888	780
Deferred income taxes	20	18
Income taxes payable	23	279

Total current liabilities	2,021	2,216

Long-term debt	3,284	3,189
Deferred income taxes	308	297
Income taxes payable	220	—
Benefit obligations	696	889
Other liabilities	495	443
Minority interests	5	74
Shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(403)	—
Additional paid-in capital	469	362
Retained earnings	799	394
Accumulated other comprehensive income (loss), net	202	31

Total shareholders’ equity	1,067	787

Total liabilities and shareholders’ equity	8,096	7,895

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA — a Non-U.S. GAAP Measure

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2007	2006	2007	2006

Net Sales
Advanced Engineered Materials	253	224	1,030	915
Consumer Specialties	279	224	1,111	876
Industrial Specialties	331	309	1,346	1,281
Acetyl Intermediates	1,083	831	3,615	3,351
Other Activities [1]	—	6	2	22
Intersegment eliminations	(186)	(164)	(660)	(667)

Total	1,760	1,430	6,444	5,778

Operating Profit (Loss)
Advanced Engineered Materials	30	29	133	145
Consumer Specialties	69	41	199	165
Industrial Specialties	26	9	28	44
Acetyl Intermediates	276	107	616	456
Other Activities [1]	(77)	(46)	(228)	(190)

Total	324	140	748	620

Equity Earnings and Other Income/(Expense) [2]
Advanced Engineered Materials	7	13	55	55
Consumer Specialties	3	2	40	24
Industrial Specialties	—	—	—	(1)
Acetyl Intermediates	27	23	78	63
Other Activities [1]	8	12	—	22

Total	45	50	173	163

Other Charges and Other Adjustments [3]
Advanced Engineered Materials	(10)	(1)	(5)	(5)
Consumer Specialties	(27)	—	(16)	—
Industrial Specialties	(1)	2	32	16
Acetyl Intermediates	(97)	16	(38)	52
Other Activities [1]	42	(2)	140	29

Total	(93)	15	113	92

Depreciation and Amortization Expense
Advanced Engineered Materials	18	17	69	65
Consumer Specialties	12	10	51	39
Industrial Specialties	16	14	59	59
Acetyl Intermediates	25	23	106	101
Other Activities [1]	2	—	6	5

Total	73	64	291	269

Operating EBITDA
Advanced Engineered Materials	45	58	252	260
Consumer Specialties	57	53	274	228
Industrial Specialties	41	25	119	118
Acetyl Intermediates	231	169	762	672
Other Activities [1]	(25)	(36)	(82)	(134)

Total	349	269	1,325	1,144

[1]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies. The 2007 Operating Profit (Loss) and Other Charges and Other Adjustments amounts include deductible associated with insurance recovery

[2]	Includes equity earnings from affiliates, dividends from cost investments and other income/(expense).

[3]	Excludes adjustments to minority interest, net interest, taxes, depreciation, amortization and discontinued operations (See Table 7).

Table 2
Factors Affecting Fourth Quarter 2007 Segment Net Sales Compared to Fourth Quarter 2006

(in percent)	Volume	Price	Currency	Other [1]	Total

Advanced Engineered Materials	8%	-1%	6%	0%	13%
Consumer Specialties	-7%	3%	1%	28%	25%
Industrial Specialties	-3%	5%	6%	-1%	7%
Acetyl Intermediates	12%	13%	5%	0%	30%
Total Company	6%	9%	6%	2%	23%

Factors Affecting Twelve Months 2007 Segment Net Sales Compared to Twelve Months 2006

(in percent)	Volume	Price	Currency	Other [1]	Total

Advanced Engineered Materials	9%	-1%	5%	0%	13%
Consumer Specialties	-4%	4%	1%	26%	27%
Industrial Specialties	-1%	2%	5%	-1%	5%
Acetyl Intermediates	-5%	9%	4%	0%	8%
Total Company	-2%	6%	4%	4%	12%

[1]	Primarily represents net sales from APL (Acetate), divestiture of AT Plastics Films business and captive insurance companies (Total Company).
Table 3
Cash Flow Information

	Twelve Months Ended
	December 31,
(in $ millions)	2007	2006

Net cash provided by operating activities	566	751
Net cash provided by (used in) investing activities	143	(268)
Net cash used in financing activities	(714)	(108)
Exchange rate effects on cash	39	26
Cash and cash equivalents at beginning of period	791	390

Cash and cash equivalents at end of period	825	791

Table 4
Cash Dividends Received

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2007	2006	2007	2006

Dividends from equity investments	3	56	57	109
Dividends from cost investments	23	17	116	79

Total	26	73	173	188

Table 5
Net Debt — Reconciliation of a Non-U.S. GAAP Measure

	December 31,	December 31,
(in $ millions)	2007	2006

Short-term borrowings and current installments of long-term debt — third party and affiliates	272	309
Long-term debt	3,284	3,189

Total debt	3,556	3,498
Less: Cash and cash equivalents	825	791

Net Debt	2,731	2,707

Table 6
Adjusted Earnings Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions, except per share data)	2007	2006	2007	2006

Earnings from continuing operations before tax and minority interests	313	125	447	526
Non-GAAP Adjustments:
Other charges and other adjustments [1]	(93)	15	113	92
Refinancing costs	—	—	254	—

Adjusted earnings from continuing operations before tax and minority interests	220	140	814	618
Income tax provision on adjusted earnings [2]	(62)	(35)	(228)	(163)
Minority interests	(1)	(1)	(1)	(4)

Adjusted earnings from continuing operations	157	104	585	451
Preferred dividends	(3)	(2)	(10)	(10)

Adjusted net earnings available to common shareholders	154	102	575	441
Add back: Preferred dividends	3	2	10	10

Adjusted net earnings for adjusted EPS	157	104	585	451

Diluted shares (millions)

Weighted average shares outstanding	151.7	158.7	154.5	158.6
Assumed conversion of Preferred Shares	12.0	12.0	12.0	12.0
Assumed conversion of Restricted Stock	0.6	—	0.4	—
Assumed conversion of stock options	4.3	1.8	4.3	1.2

Total diluted shares	168.6	172.5	171.2	171.8

Adjusted EPS	0.93	0.61	3.42	2.62

[1]	See Table 7 for details

[2]	The adjusted tax rate for the three and twelve months ended December 31, 2007 is 28% based on the original full year 2007 guidance.

Table 7
Reconciliation of Other Charges and Other Adjustments
Other Charges:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2007	2006	2007	2006

Employee termination benefits	5	1	32	12
Plant/office closures	7	(1)	11	(1)
Insurance recoveries associated with plumbing cases	(2)	(2)	(4)	(5)
Insurance recoveries associated with Clear Lake, Texas	(40)	—	(40)	—
Resolution of commercial disputes with a vendor	(31)	—	(31)	—
Deferred compensation triggered by Exit Event	—	—	74	—
Asset impairments	—	—	9	—
Ticona Kelsterbach plant relocation	1	—	5	—
Other	—	—	2	4

Total	(60)	(2)	58	10

Other Adjustments: 1

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2007	2006	2007	2006

Executive severance & other costs related to Squeeze-Out	—	2	—	30
Ethylene pipeline exit costs	—	—	10	—
Business optimization	8	8	18	12
Foreign exchange loss related to refinancing transaction	—	—	22	—
Loss on AT Plastics films sale	—	—	7	—
Discontinued methanol production [2]	—	16	31	52
Gain on disposal of investment (Pemeas)	—	(11)	—	(11)
Gain on Edmonton sale	(34)	—	(34)	—
Other	(7)	2	1	(1)

Total	(33)	17	55	82

Total other charges and other adjustments	(93)	15	113	92

[1]	These items are included in net earnings but not included in other charges.

[2]	Adjusted earnings per share included earnings from its discontinued methanol production which was included in the company’s 2007 guidance.

Table 8
Equity Affiliate Preliminary Results — Total — Unaudited

	Three Months Ended		Twelve Months Ended
(in $ millions)	December 31,		December 31,
	2007	2006	2007	2006

Net Sales
Ticona Affiliates[1]	336	310	1,270	1,172
Infraserv[2]	623	381	1,798	1,391

Total	959	691	3,068	2,563

Operating Profit
Ticona Affiliates	40	41	188	171
Infraserv	26	13	87	60

Total	66	54	275	231

Depreciation and Amortization
Ticona Affiliates	17	16	56	51
Infraserv	26	22	87	81

Total	43	38	143	132

Affiliate EBITDA[3]
Ticona Affiliates	57	57	244	222
Infraserv	52	35	174	141

Total	109	92	418	363

Net Income
Ticona Affiliates	21	27	119	112
Infraserv	20	15	79	53

Total	41	42	198	165

Net Debt
Ticona Affiliates	208	25	208	25
Infraserv	39	25	39	25

Total	247	50	247	50

Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited4

	Three Months Ended		Twelve Months Ended
(in $ millions)	December 31,		December 31,
	2007	2006	2007	2006

Net Sales
Ticona Affiliates	155	143	587	542
Infraserv	199	124	587	518

Total	354	267	1,174	1,060

Operating Profit
Ticona Affiliates	19	19	89	81
Infraserv	9	5	29	21

Total	28	24	118	102

Depreciation and Amortization
Ticona Affiliates	8	7	26	24
Infraserv	11	6	31	25

Total	19	13	57	49

Affiliate EBITDA[3]
Ticona Affiliates	27	26	115	104
Infraserv	20	11	59	45

Total	47	37	174	149

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates	9	13	56	52
Infraserv	7	7	25	21
Other[5]	1	3	1	3

Total	17	23	82	76

Affiliate EBITDA in excess of Equity in net earnings of affiliates[6]
Ticona Affiliates	18	13	59	52
Infraserv	13	4	34	24

Total	31	17	93	76

Net Debt
Ticona Affiliates	96	11	96	11
Infraserv	15	11	15	11

Total	111	22	111	22

[1]	Ticona Affiliates includes PolyPlastics (45% ownership), Korean Engineering Plastics (50%) and Fortron Industries(50%)

[2]	Infraserv includes Infraserv Entities valued as equity investments (Infraserv Höchst Group — 31% ownership, Infraserv Gendorf — 39% and Infraserv Knapsack 27%)

[3]	Affiliate EBITDA is the sum of Operating Profit and Depreciation and Amortization, a non-U.S. GAAP measure

[4]	Calculated as the product of figures from the above table times Celanese ownership percentage

[5]	This represents liquidating dividends from Clear Lake Methanol Patrners.

[6]	Product of Celanese proportion of Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA